SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.      )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
  (as permitted by Rule 14a-6(e) (2))

                                 MASTEC, INC.
               (Name of Registrant as Specified in Its Charter)

                                      N/A
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1) Amount previously paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:
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                                 [MASTEC LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                            TO BE HELD MAY 14, 1998


To our stockholders:


     The 1998 Annual Meeting of Stockholders of MasTec, Inc. will be held on Thursday, May 14, 1998, at 9:30 A.M., local time, at the offices of the Company, 3155 N.W. 77th Avenue, Miami, Florida. At the Annual Meeting, stockholders will be asked to vote on the following proposals:


     /bullet/ The election of two Class III directors for terms expiring in 2001;


     /bullet/  The reincorporation of the Company from Delaware to Florida; and



     /bullet/ Such other business as may properly be brought before the Annual Meeting.


     Each of these proposals is discussed more fully in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on March 20, 1998 are entitled to vote at the Annual Meeting. Stockholders, including those whose shares are held by a brokerage firm or in "street" name, will be asked to verify their stockholder status as of the record date upon entrance to the meeting. Accordingly, stockholders (or their legal representatives) attending the Annual Meeting should bring some form of identification to the meeting evidencing stockholder status as of the record date and, in the case of a person attending the meeting on behalf of a stockholder, the representative's right to represent the stockholder at the meeting.


     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that your stock is represented at the meeting in case you are not personally present, you are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the envelope provided. YOU MAY NOT VOTE YOUR SHARES OF STOCK AT THE ANNUAL MEETING UNLESS YOU ARE PRESENT IN PERSON OR REPRESENTED BY PROXY. Stockholders attending the Annual Meeting may vote in person even if they have previously returned a proxy card.


                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ NANCY J. DAMON
                                            ----------------------------------
                                            Nancy J. Damon
                                            Corporate Secretary


Miami, Florida
April 14, 1998

                                 PROXY STATEMENT

                                ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 1998

                                ----------------

                                     GENERAL


     The Board of Directors of MasTec, Inc. (the "Company") is furnishing this Proxy Statement to solicit proxies for use at the 1998 Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 3155 N.W. 77th Avenue, Miami, Florida 33122-1205, on Thursday, May 14, 1998, at 9:30 A.M., local time.


     At the Annual Meeting, stockholders will be requested to vote upon the following matters, each of which is described in greater detail elsewhere in this Proxy Statement:


     /bullet/ The election of two Class III directors for terms expiring in 2001;


     /bullet/  The reincorporation of the Company from Delaware to Florida; and



     /bullet/ Such other business as may properly be brought before the Annual Meeting.


     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS A CLASS III DIRECTOR SET FORTH IN THIS PROXY STATEMENT AND FOR THE PROPOSAL TO REINCORPORATE THE COMPANY FROM DELAWARE TO FLORIDA.


     It is anticipated that this Proxy Statement and accompanying proxy and other materials will be mailed on or about April 14, 1998 to stockholders of record on March 20, 1998. Only stockholders of record at the close of business on March 20, 1998 are entitled to vote at the Annual Meeting. If you are not present in person at the Annual Meeting, your shares can be voted only when represented by proxy. The shares represented by your proxy will be voted in accordance with your instructions only if you properly complete, sign, date and return the accompanying proxy card to the Secretary of the Company prior to the Annual Meeting. If no direction is given on a proxy, the shares represented by the proxy will be voted for the election of all nominees for director, for the proposal to reincorporate the Company from Delaware to Florida, and in the discretion of the holder of the proxy on all other matters that may properly come before the Annual Meeting. A proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by written notice delivered to the Secretary of the Company, by executing and delivering to the Secretary a proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.


     The Company's only class of voting securities is its Common Stock, $.10 par value ("Common Stock"). At March 20, 1998, there were 27,736,542 shares of Common Stock outstanding, which is the only class of capital stock of the Company outstanding, and 4,752 record stockholders, which does not include stockholders whose shares are held by a brokerage firm or otherwise in "street name." On February 28, 1997, the Company paid a stock dividend of one share of Common Stock for every two shares of Common Stock outstanding to stockholders of record on February 3, 1997. All share amounts described in this Proxy Statement have been adjusted to account for the stock dividend.


     Each share of Common Stock entitles the holder to one vote on all matters properly brought before the Annual Meeting. The presence, in person or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Directors are elected by a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting, with the directors receiving the highest number of votes being elected to the Board of Directors. The proposal to reincorporate the Company in Florida requires the affirmative vote of a majority of all the issued and outstanding shares of Common Stock.


     Shares that are entitled to vote but that are not voted at the direction of the beneficial owner ("abstentions"), shares represented by proxies or ballots that are marked "withhold authority" with respect to the election of any nominee for election as a director, and votes withheld by brokers in the absence of instruction from beneficial holders ("broker nonvotes") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. In determining whether a nominee for director has received a plurality of the shares voted, withheld votes and broker nonvotes will be disregarded and will have no effect on the outcome of the vote. Because, however, the proposal to reincorporate the Company in Florida requires the affirmative vote of all the issued and outstanding shares of Common Stock, abstentions and broker nonvotes will have the same effect as a vote against the proposal.


     Jorge Mas, the Company's Chairman of the Board, President and Chief Executive Officer, and members of his family, own in the aggregate more than 50% of the outstanding Common Stock of the Company. Jorge Mas has informed the Company that he and his family members intend to vote their shares of Common Stock in favor of the election of the nominees for election as Class III directors and for the approval of the proposal to reincorporate in Florida, thus assuring their election and passage.

                             ELECTION OF DIRECTORS


     The first matter that stockholders will be asked to vote upon at the Annual Meeting is the election of two Class III directors for terms expiring at the annual meeting of stockholders in the year 2001. The Board of Directors currently is comprised of five directors elected in three classes, with two Class I, one Class II, and two Class III directors. Directors in each class hold office for three-year terms. The terms of the classes are staggered so that the term of one class terminates each year. The terms of the current Class III directors expire at the Annual Meeting; if elected, the nominees for Class III directors will serve until the annual stockholders meeting in 2001. The terms of the Class I directors expire at the annual stockholders meeting in 1999 and the terms of the Class II directors expire at the annual stockholders meeting in 2000.


     The following individuals have been nominated by the Nominating Committee of the Board of Directors for election as the Class III directors to be elected at the Annual Meeting:


     /bullet/  Arthur B. Laffer, a member of the Board of Directors since 1994;
               and


     /bullet/  Jose S. Sorzano, a member of the Board of Directors since 1994.


     Additional background information regarding each of these nominees is provided below. The Company has no reason to believe that any of these nominees will refuse or be unable to serve as a director if elected; however, if any of the nominees is not able to serve, each proxy that does not direct otherwise will be voted for a substitute nominee designated by the Board of Directors.


     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock voting in person or by proxy at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES NAMED ABOVE. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR ELECTION AS A CLASS III DIRECTOR NAMED ABOVE.


INFORMATION AS TO NOMINEES AND OTHER DIRECTORS


NOMINEES FOR CLASS III DIRECTOR


     ARTHUR B. LAFFER, 57, has been a member of the Board of Directors since March 1994. Mr. Laffer has been Chairman of the Board of Directors of Laffer Associates, an economic research and financial consulting firm, since 1979; Chief Executive Officer, Laffer Advisors Inc., an investment advisor and broker-dealer, since 1981; and Chairman of the Board of Directors, Calport Asset Management, a money management firm, since 1992. Mr. Laffer is a director of U.S. Filter Corporation, Nicholas Applegate mutual funds, and Coinmach Laundry Corporation.


     JOSE S. SORZANO, 57, has been a member of the Board of Directors since October 1994. Mr. Sorzano has been Chairman of the Board of Directors of The Austin Group, Inc., an international corporate consulting firm, since 1989. Mr. Sorzano was also Special Assistant to the President for National Security Affairs from 1987 to 1988; Associate Professor of Government, Georgetown University, from 1969 to 1987; President, Cuban American National Foundation, from 1985 to 1987; and Ambassador and U.S. Deputy to the United Nations from 1983 to 1985.


CLASS I DIRECTORS


     JORGE MAS, 35, has been President, Chief Executive Officer and a director of the Company since March 1994 and was elected Chairman of the Board of Directors in January 1998. Prior to that time, Mr. Mas was President and Chief Executive Officer of Church & Tower, Inc., one of the Company's principal operating subsidiaries. In addition, Mr. Mas is the Chairman of the Board of Directors of Neff Corporation, an equipment sales and leasing company, Atlantic Real Estate Holding Corp., a real estate holding company, U.S. Development Corp., a real estate development company, and Santos Capital,

Inc., a merchant banking firm, all private companies controlled by Mr. Mas, and during all or a portion of the past five years, has served as the President and Chief Executive Officer of these corporations.


     JOEL-TOMAS CITRON, 35, was elected to the Board of Directors in January 1998. Mr. Citron has been the managing partner of Triscope Capital LLC, a private investment partnership, since January 1998. In addition, Mr. Citron has been Chairman of the United States subsidiary of Proventus AB, a privately held investment company based in Stockholm, Sweden, since 1992.


CLASS II DIRECTOR


     ELIOT C. ABBOTT, 48, has been a member of the Board of Directors since March 1994. Since February 1, 1997, Mr. Abbott has been a partner in the Miami law firm of Kluger Peretz Kaplan Berlin, P.A. From October 1, 1995 to January 31, 1997, Mr. Abbott was a member of the New York law firm of Kelley Drye & Warren. From 1976 until September 30, 1995, Mr. Abbott was a stockholder in the Miami law firm of Carlos & Abbott.


OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS


BOARD AND COMMITTEE MEETINGS


     During 1997, the Board of Directors met or acted by unanimous written consent on 11 occasions. Each of the directors attended at least 75% of the aggregate number of Board meetings and meetings of committees of which such director is a member.


     There are six standing committees of the Board of Directors: the Audit Committee, the Executive Committee, the Compensation and Stock Option Committee, the Nominating Committee, the Special Transactions Committee and the Special Committee for the 1997 Annual Incentive Compensation Plan (the "Annual Compensation Plan").


     The Audit Committee is composed of Mr. Laffer, who serves as Chairman, Messrs. Abbott and Sorzano, and Mr. Citron beginning in 1998. The Audit Committee is charged, among other things, with:


   /bullet/ Reviewing and recommending to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company;


   /bullet/ Reviewing the scope of the proposed annual audit for the current year and the audit procedures to be applied, including approving the annual audit fee proposal from the independent auditors;


   /bullet/ Reviewing the completed audit, including any comments or recommendations by the independent auditors, and monitoring the implementation of any recommendations adopted by the committee;


   /bullet/ Reviewing the adequacy and effectiveness of the Company's accounting and financial controls;


   /bullet/ Reviewing the internal audit function of the Company; and


   /bullet/ Investigating any matter brought to its attention within the scope of its duties, including retaining independent counsel, accountants and others to assist it in its investigations.


     During 1997, the Audit Committee met on four occasions.


     The Executive Committee is composed of Jorge Mas, who serves as Chairman, and Messrs. Abbott and Laffer. The principal function of the Executive Committee is to act for the Board of Directors when action is required between full Board meetings. During 1997, the Executive Committee acted by unanimous written consent four times.

     The Compensation and Stock Option Committee (the "Compensation Committee") is composed of Mr. Laffer, who serves as Chairman, Mr. Sorzano, and Mr. Citron beginning in 1998. The Compensation Committee is charged with determining compensation packages for the Chief Executive Officer and the Senior Vice Presidents of the Company, establishing salaries, bonuses and other compensation for the Company's other officers, administering the Company's Annual Compensation Plan, 1997 Non-Qualified Employee Stock Purchase Plan, 1994 Stock Incentive Plan and 1994 Stock Option Plan for Non-Employee Directors (collectively, the "Plans") and recommending to the Board of Directors changes to the Plans. During 1997, the Compensation Committee met on four occasions.


     The Nominating Committee is composed of Mr. Abbott, who serves as Chairman, and Mr. Mas. The Nominating Committee, which met once during 1997, recommends to the Board of Directors candidates for election to the Board of Directors. The Nominating Committee considers candidates recommended by the stockholders pursuant to written applications submitted to the Secretary. Stockholder proposals for nominees should include biographical and other information regarding the proposed nominee sufficient to comply with applicable disclosure rules and a statement from the stockholder as to the qualifications and willingness of the candidate to serve on the Company's Board of Directors.


     The Special Transactions Committee is composed of Mr. Abbott, who serves as Chairman, and Messrs. Laffer and Sorzano. The primary function of the Special Transactions Committee, which acted once by unanimous written consent during 1997, is to review related party transactions between the Company and any officer, director or other affiliate of the Company. This committee was disbanded in 1998. Future related party transactions between the Company and any officer, director or other affiliate of the Company will be reviewed by the non-employee directors or a separately constituted committee.


     The Special Committee for the Annual Compensation Plan is composed of Mr. Laffer, who serves as Chairman, and Mr. Sorzano. The primary function of the Special Committee, which acted once by unanimous written consent during 1997, is to oversee the Annual Compensation Plan including the establishment of performance goals and awards under the Plan.


COMPENSATION OF DIRECTORS


     Directors of the Company who are not employees of the Company or of any subsidiary are paid an annual retainer of $20,000, payable in Common Stock. In addition, under the 1994 Stock Option Plan for Non-Employee Directors, non-employee directors are eligible to receive options to purchase up to 15,000 shares of Common Stock annually at an exercise price equal to the fair market value of the Common Stock on the date of grant.

                     PROPOSAL TO REINCORPORATE THE COMPANY
                           FROM DELAWARE TO FLORIDA


     The second matter that stockholders will be asked to vote upon at the Annual Meeting is the reincorporation of the Company from Delaware to Florida. On March 19, 1998, the Board of Directors approved a Plan and Agreement of Merger by which the Company will be merged into a wholly owned subsidiary organized under Florida law (the "Subsidiary") with the Subsidiary becoming the surviving corporation (the "Surviving Corporation"). Stockholders are being requested at the Annual Meeting to consider and approve the Plan and Agreement of Merger. The full text of the Plan and Agreement of Merger is attached as Appendix "A". The description set forth below is a summary of the Plan and Agreement of Merger, does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of the Plan and Agreement of Merger itself. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting is necessary for approval of the Plan and Agreement of Merger.


     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE PLAN AND AGREEMENT OF MERGER. UNLESS OTHERWISE INDICATED, THE ACCOMPANYING FORM OF PROXY WILL BE VOTED FOR THE PROPOSAL TO REINCORPORATE THE COMPANY FROM DELAWARE TO FLORIDA.


REASON FOR PROPOSED MERGER


     The Company is requesting stockholder approval of the Plan and Agreement of Merger to effect the change of the Company's state of incorporation from Delaware to Florida. The primary reason for the change in the state of incorporation is to achieve cost savings to the Company. Under the Delaware General Corporation Law (the "DGCL"), Delaware corporations are required to pay a franchise tax. The annual franchise tax payable by the Company to Delaware for 1998 absent the change of domicile will be approximately $150,000. By contrast, corporations organized under the Florida Business Corporation Act (the "FBCA") do not pay annual franchise taxes to the State of Florida but instead pay a nominal fee of $200 in connection with the filing of annual reports.


     If the Plan and Agreement of Merger is approved and the Company is merged with and into the Subsidiary, the Company will be required to pay the pro-rata portion of the 1998 Delaware franchise tax applicable to the portion of 1998 in which it existed as a Delaware corporation. The Company also will incur certain one-time costs in connection with the implementation of the merger, which costs are not expected to be material.


     In addition to the proposed cost savings, the Board believes reincorporation of the Company from Delaware to Florida is consistent with the Company's philosophy of maintaining a positive corporate presence in Florida. The Company maintains its principal executive and administrative offices as well as the offices of several of its principal operating subsidiaries in Miami, Florida.


     The Board believes that the FBCA will meet the Company's business needs, and that the DGCL does not offer corporate law advantages sufficient to warrant payment of the franchise tax burden that results from maintaining a Delaware domicile. The FBCA is a modern, comprehensive and flexible statute based on the Revised Model Business Corporation Act. For the most part, it provides the flexibility in management of a corporation and in the conduct of various business transactions that is characteristic of the DGCL.


NO CHANGE IN NAME, BUSINESS OR PHYSICAL LOCATION


     The proposed merger will effect a change in the legal domicile of the Company and other changes of a legal nature, the most significant of which are described in this Proxy Statement. However, the merger will not result in any change in the name, business, management, location of the principal executive officers, assets, liabilities or net worth of the Company (other than as a result of the costs incident to the merger, which are immaterial). The Company's employee benefit plans, including the

Plans, will be continued after the merger by the Surviving Corporation upon the same terms and conditions. The management of the Company, including all directors and officers, will remain the same after the merger and will assume identical positions with the Surviving Corporation. It also is anticipated that trading in the Company's Common Stock will continue uninterrupted on the New York Stock Exchange.


     A vote for approval and adoption of the Plan and Agreement of Merger will constitute approval of the assumption by the Surviving Corporation of the Plans and outstanding stock option agreements thereunder, and the substitution of shares of the Surviving Corporation's Common Stock as the security to be received upon exercise of options, if any, granted or to be granted under the Plans.


THE SUBSIDIARY


     The Subsidiary is a corporation which was incorporated under the FBCA on April 9, 1998, exclusively for the purpose of merging with the Company in accordance with the Plan and Agreement of Merger. Prior to the merger, the Subsidiary had no material assets or liabilities and did not carry on any business.


     The Subsidiary's Articles of Incorporation and Bylaws are substantially identical to the Company's current Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, except for statutory references necessary to conform to the FBCA and other differences attributable to the differences between the FBCA and the DGCL. A copy of the Subsidiary's Articles of Incorporation is attached as Appendix "B".


THE PLAN AND AGREEMENT OF MERGER


     The Plan and Agreement of Merger provides that the Company will merge into and with the Subsidiary, with the Subsidiary then becoming the Surviving Corporation. The Surviving Corporation will assume all assets and liabilities of the Company, including contractual obligations and obligations under the Company's outstanding indebtedness. The existing Board of Directors and officers of the Company will become the Board of Directors and officers of the Surviving Corporation for identical terms of office. The Subsidiary will also assume the name of "MasTec, Inc." in the merger so that the Surviving Corporation will operate under the same name as the Company.


     Upon the effective date of the merger, each share of the Company's Common Stock issued and outstanding will automatically be converted into one fully-paid and nonassessable share of the Common Stock, $0.10 par value per share, of the Surviving Corporation. In addition, each currently outstanding stock option automatically will be converted into an option to purchase the same number and series of Common Stock of the Surviving Corporation at the same option exercise price per share and upon the same terms and subject to the same conditions as set forth in the option. The Company does not intend to issue new stock certificates to stockholders of record upon the effective date of the merger. Instead, each certificate representing issued and outstanding shares of Common Stock of the Company immediately prior to the effective date of the merger will continue to evidence ownership of the shares of Common Stock of the Surviving Corporation after the effective date of the merger. Each share of the Company's Common Stock converted into one share of Common Stock of the Surviving Corporation will be fully paid and nonassessable.


     It is anticipated that the Common Stock of the Company will continue to be listed on the New York Stock Exchange under its current symbol without interruption and that delivery of existing stock certificates of the Company will constitute "good delivery" of shares of the Surviving Corporation in transactions on the New York Stock Exchange subsequent to the merger.


     STOCKHOLDERS OF THE COMPANY NEED NOT EXCHANGE THEIR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF THE SURVIVING CORPORATION. HOWEVER, ANY STOCKHOLDERS DESIRING NEW STOCK CERTIFICATES

REPRESENTING COMMON STOCK OF THE SURVIVING CORPORATION MAY SUBMIT THEIR EXISTING STOCK CERTIFICATES REPRESENTING COMMON STOCK OF THE COMPANY TO FIRST UNION NATIONAL BANK OF NORTH CAROLINA, THE TRANSFER AGENT OF THE COMPANY AND THE SURVIVING CORPORATION, AND OBTAIN NEW CERTIFICATES.


COMPARISON OF THE RIGHTS OF HOLDERS OF THE COMPANY'S COMMON STOCK AND THE SURVIVING CORPORATION'S COMMON STOCK


     The Company is incorporated in the State of Delaware, and the Surviving Corporation is incorporated in the State of Florida. Stockholders of the Company, whose rights are currently governed by the DGCL and the Certificate of Incorporation and Bylaws of the Company will, upon consummation of the Plan and Agreement of Merger, become shareholders of the Surviving Corporation and their rights will be governed by the FBCA and the Articles of Incorporation and Bylaws of the Surviving Corporation.


     Although it is not practical to compare all of the differences between (a) Delaware law and the Certificate of Incorporation and Bylaws of the Company and
(b) Florida law and the Articles of Incorporation and Bylaws of the Surviving Corporation, the following is a summary of certain of those differences which may significantly affect the rights of the Company's stockholders. This summary is not intended to be relied upon as an exhaustive list of all such differences or a complete description of the provisions discussed, and is qualified in its entirety by reference to the DGCL, the FBCA and the forms of the Articles of Incorporation and Bylaws of the Surviving Corporation.


     DIVIDENDS AND REPURCHASES. Under the FBCA, a corporation may make distributions to stockholders (subject to any restrictions contained in the corporation's articles of incorporation) as long as, after giving effect to the distribution, (a) the corporation will be able to pay its debts as they become due in the usual course of business and (b) the corporation's total assets will not be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. A Florida corporation may purchase its own shares and, unless otherwise provided in the articles of incorporation, shares repurchased remain authorized but unissued. However, pursuant to the FBCA, a corporation's redemption of its own capital stock is deemed to be a distribution. The Surviving Corporation's articles of incorporation do not alter these provisions of Florida law.


     A Delaware corporation may pay dividends out of "surplus" or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or for the preceding fiscal year. Surplus is defined as the net assets of the corporation over the corporation's capital. Under the DGCL, a corporation may repurchase or redeem its shares only if the capital of the corporation is not impaired and such repurchase does not impair the corporation's capital.


     SPECIAL MEETINGS. Under Florida law, special meetings of the shareholders may be called by the Board of Directors or by such persons as may be authorized by the articles of incorporation or the bylaws. In addition, Florida law permits the holders of not less than 10% of all votes entitled to be cast on any issue to be considered at the special meeting (unless a greater percentage, not to exceed 50%, is specified in the Articles of Incorporation) to call a special meeting. Under Delaware law, special meetings of the stockholders may be called by the Board of Directors or by such persons as may be authorized by the certificate of incorporation or the bylaws. The Company's and the Surviving Corporation's Bylaws each provide that special meetings may be called by the Board of Directors or by the President, and must be called by the President or the Secretary upon the request in writing of the holders of record of at least 25% of the issued and outstanding shares of stock entitled to vote at such meeting.


     QUORUM FOR SHAREHOLDER MEETINGS. Under the FBCA, unless otherwise provided in a corporation's articles of incorporation (but not its bylaws), a majority of shares entitled to vote on a matter constitutes a quorum at a meeting of shareholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote on such matter. The Surviving Corporation's Articles of Incorporation do not include a provision altering the shareholder quorum requirement.


     The DGCL is similar to the FBCA, except that under the DGCL a corporation's certificate of incorporation or bylaws may specify the percentage of votes which constitutes a quorum at a meeting of stockholders, but in no event may a quorum consist of less than one-third of the shares entitled to vote. The Company's Bylaws provide that a quorum exists if a majority of the voting power entitled to vote is present in person or by proxy at a meeting.


     SHAREHOLDER VOTING REQUIREMENTS. Under both the FBCA and the DGCL, directors are generally elected by a plurality of the votes cast by the shareholders entitled to vote at a shareholders' meeting at which a quorum is present. With respect to matters other than the election of directors, unless a greater number of affirmative votes is required by the FBCA or a Florida corporation's articles of incorporation (but not its bylaws), if a quorum exists, action on any matter generally is approved by the shareholders if the votes cast by the holders of the shares represented at the meeting and entitled to vote on the matter favoring the action exceed the votes cast opposing the action. In the case of a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of a Florida corporation, except in limited circumstances in which no shareholder vote is required, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required under the FBCA. The Surviving Corporation's Articles of Incorporation do not include a provision requiring a greater vote on any matter than required by the FBCA, except upon mergers, consolidations and certain other corporate transactions and upon amendments or alterations to the Surviving Corporation's Articles of Incorporation and its Bylaws, as discussed below.


     Under the DGCL, and unless otherwise provided by the DGCL or a Delaware corporation's certificate of incorporation or bylaws, if a quorum exists, action on a matter is approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. In the case of a merger, the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote is required by the DGCL. Accordingly, under the DGCL abstentions have the same effect as votes against a matter. The Company's Certificate of Incorporation and its Bylaws do not contain a provision requiring a greater vote on any matter than required by the DGCL, except upon mergers, consolidations and certain other corporate transactions and upon amendments or alterations to the Company's Certificate of Incorporation and its Bylaws, as discussed below.


     MERGER, CONSOLIDATION AND SALES OF ASSETS. The FBCA and the DGCL each provide that a merger, consolidation or sale of all or substantially all of the assets of a corporation requires (a) approval by the Board of Directors and (b) the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon. The FBCA allows the Board of Directors or the articles of incorporation and the DGCL allows the certificate of incorporation or bylaws to establish a higher vote requirement. The Surviving Corporation's Articles of Incorporation and the Company's Certificate of Incorporation each provide that, with certain exceptions, the affirmative vote or consent of the holders of at least 80% of the shares of such company's stock entitled to vote for the election of directors is required to approve a merger, consolidation, or a sale, lease or exchange of all or substantially all of the assets of such company to any person who, on the record date for the determination of stockholders entitled to vote thereon, is the beneficial owner of 10% or more of such company's outstanding shares of stock entitled to vote for the election of directors. This super-majority voting requirement does not apply to (a) any merger or consolidation in which the Board of Directors of such company has by resolution approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time such other person became the beneficial owner of more than 10% of the outstanding shares of the company's stock entitled to vote for the election of directors or (b) any merger, consolidation with or sale or exchange of all or substantially all of the assets of such company to any corporation where the majority of the outstanding shares of all classes of stock entitled to vote for the election of directors is owned of record or beneficially by such company and/or any one or more of its subsidiaries.

     AFFILIATED TRANSACTIONS AND CONTROL SHARE ACQUISITIONS. The FBCA provides that an "affiliated transaction" (as defined in the FBCA) with an "interested shareholder" must generally be approved by the affirmative vote of the holders of two-thirds of the voting shares, other than the shares owned by the interested shareholder. The transactions covered by the statute include, with certain exceptions, (a) mergers and consolidations to which the corporation and the interested shareholder are parties, (b) sales or other dispositions of substantial amounts of the corporation's assets to the interested shareholder,
(c) issuances by the corporation of substantial amounts of its securities to the interested shareholder, (d) the adoption of any plan for the liquidation or dissolution of the corporation proposed by or pursuant to an arrangement with the interested shareholder, (e) any reclassification of the corporation's securities which has the effect of substantially increasing the percentage of the outstanding voting shares of the corporation beneficially owned by the interested shareholder, and (f) the receipt by the interested shareholder of certain loans or other financial assistance from the corporation. An interested shareholder is any person who is the beneficial owner of 10% or more of the outstanding voting stock of the corporation. The two-thirds approval requirement does not apply if, among other things: (a) the transaction has been approved by a majority of the corporation's disinterested directors (as defined in the statute), (b) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five years preceding the transaction, (c) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares, (d) the corporation has not had more than 300 shareholders of record at any time during the preceding three years, or (e) certain fair price and procedural requirements are satisfied. These restrictions do not apply if a corporation's articles of incorporation or an amendment to its articles of incorporation or bylaws approved by the affirmative vote of the holders of a majority of the outstanding voting shares of the corporation (other than those held by the interested shareholder) contain a provision expressly electing not to be governed by these rules.


     Under the DGCL, a corporation may not engage in any "business combination" (as defined in the DGCL) with an "interested stockholder" for three years after such stockholder becomes an interested stockholder. An interested stockholder is any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation. These business combinations are substantially the same as the "affiliated transactions" described above with respect to the FBCA. A corporation may enter into a business combination with an interested stockholder if (a) the Board of Directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the date on which the stockholder becomes an interested stockholder, (b) upon consummation of the transaction resulting in the stockholder reaching the 15% threshold, the stockholder owned 85% of the outstanding voting shares at the time the transaction commenced, excluding those shares held by directors who are also officers or employee stock plans in which the participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to becoming an interested stockholder, the business combination is approved by the Board of Directors and is authorized at a meeting by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder. These restrictions do not apply if the corporation's original certificate of incorporation or an amendment to its certificate of incorporation or bylaws approved by a majority of the shares entitled to vote thereon contains a provision expressly electing not to be governed by these rules, or if the corporation does not have a class of stock (a) listed on a national securities exchange, (b) authorized for quotation on the Nasdaq Stock Market, or (c) held of record by more than 2,000 stockholders unless any of the foregoing results from the actions of the interested stockholder.


     Neither the Company's Certificate of Incorporation or the Surviving Corporation's Articles of Incorporation contain provisions electing to be exempt from these provisions. However, because the definition of "disinterested director" under the FBCA affiliated transaction statute could be interpreted in a manner that would result in a finding that none of the Surviving Corporation's directors would be deemed disinterested directors under the statute, the Surviving Corporation has, as permitted by the FBCA, specified that a "disinterested director" for purposes of the statute is any member of the Board of Directors of the Surviving Corporation on the date of the merger (other than any member who is an "interested shareholder" ) and any member of the Board of Directors of the Surviving Corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the Board.


     The FBCA also contains a control share acquisition statute which provides that a person who acquires shares in an issuing public corporation in excess of certain specified thresholds will generally not have any voting rights with respect to such shares unless such voting rights are approved by a majority of the shares entitled to vote, excluding interested shares. The thresholds specified in the FBCA are the acquisition of a number of shares representing:
(a) 20% or more, but less than 33% of all voting power of the corporation, (b) 33% or more but less than a majority of all voting power of the corporation or
(c) a majority or more of all voting power of the corporation. This statute does not apply if, among other things, the acquisition (a) is approved by the corporation's board of directors, (b) is pursuant to a pledge or other security interest created in good faith and not for the purpose of circumventing the statute, (c) pursuant to the laws of interstate succession or pursuant to gift or testamentary transfer, or (d) pursuant to a statutory merger or share exchange to which the corporation is a party. This statute also does not apply to acquisitions of shares of a corporation if, prior to the pertinent acquisition of shares, the corporation's articles of incorporation or bylaws provide that the corporation shall not be governed by the statute. The Surviving Corporation's Articles of Incorporation and Bylaws do not opt-out of this statute. This statute also permits a corporation to adopt a provision in its articles of incorporation or bylaws providing for the redemption by the corporation of such acquired shares in certain circumstances. The Surviving Corporation's Articles of Incorporation and Bylaws do not contain such a provision. Unless otherwise provided in the corporation's articles of incorporation or bylaws prior to the pertinent acquisition of shares, in the event that such shares are accorded full voting rights by the shareholders of the corporation and the acquiring shareholder acquires a majority of the voting power of the corporation, all shareholders who did not vote in favor of according voting rights to such acquired shares are entitled to dissenters' rights.


     Delaware does not have any comparable statutory provision to Florida's control share acquisition statute.


     OTHER CONSTITUENCIES. The FBCA provides that directors of a Florida corporation, in discharging their fiduciary duties to the corporation, may consider the social, economic, legal or other effects of corporate action on the employees, suppliers and customers of the corporation or its subsidiaries and the communities in which the corporation and its subsidiaries operate, in addition to the effect on shareholders. Delaware does not have a comparable statutory provision


     REMOVAL OF DIRECTORS. The FBCA provides that the shareholders may remove one or more directors with or without cause unless the articles of incorporation provide otherwise. The Surviving Corporation's Articles of Incorporation provide that a director may only be removed for cause at a meeting of shareholders and provided the notice of the meeting states that one of the purposes of the meeting is the removal of the directors. The Surviving Corporation's Articles further provide that a director may only be removed if the number of votes cast to remove the director exceed a majority of the shares entitled to vote for the election of directors.


     The DGCL provides that in the case of a corporation, such as the Company, with a classified board of directors, and unless the corporation's certificate of incorporation otherwise provides, which the Company's does not, stockholders may remove any director or the entire board of directors only for cause. Such a removal may only be effected by a majority vote of the shares entitled to vote for the election of directors.


     DISSENTERS' RIGHTS. Under the FBCA, dissenting shareholders who follow prescribed statutory procedures are, in certain circumstances, entitled to appraisal rights in the case of (a) a merger or consolidation; (b) a sale or exchange of all of substantially all the assets of a corporation; (c) amendments to the articles of incorporation that adversely affect the rights or preferences of shareholders; (d) consummation of a plan of share exchange if the shareholder is entitled to vote on the plan; and (e) the approval of a control share acquisition pursuant to Florida law. Such rights are not provided when (a) such shareholders are shareholders of a corporation surviving a merger or consolidation where no vote of the shareholders is required for the merger or consolidation; or (b) shares of the corporation are listed on a national securities exchange, designated as a national market security by the Nasdaq Stock Market or held of record by more than 2,000 shareholders.


     Under the DGCL, dissenters' rights are afforded to stockholders who follow prescribed statutory procedures in connection with a merger or consolidation (subject to restrictions similar to those provided by the FBCA). Under the DGCL, there are no appraisal rights in connection with sales of substantially all the assets of a corporation, reclassifications of stock or other amendments to the certificate of incorporation which adversely affect a class of stock, unless specifically provided in the certificate of incorporation. The Company's Certificate of Incorporation does not provide for dissenters' rights in these circumstances. Similar to the FBCA , dissenters' rights do not apply to a stockholder of a Delaware corporation if the stockholder's shares were (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Security Dealers, Inc. or (b) held of record by more than 2,000 stockholders. Notwithstanding the foregoing, however, under the DGCL, a stockholder does have dissenters' rights with respect to such shares if the stockholder is required by the terms of the agreement of merger or consolidation to accept anything for his shares other than (a) shares of stock of the corporation surviving or resulting from the merger or consolidation, (b) shares of stock of any other corporation which is so listed or designated or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares, or (d) any combination of the foregoing.


     AMENDMENT TO ARTICLES OR CERTIFICATE. The FBCA and the DGCL generally provide that an amendment to the articles of incorporation or certificate of incorporation, as the case may be, must be approved by the Board of Directors and by the corporation's stockholders. Unless the FBCA, a Florida corporation's articles of incorporation or the Board of Directors requires a greater vote, an amendment to a Florida corporation's articles of incorporation generally requires that the votes cast in favor of the amendment exceed the votes cast against the amendment. The DGCL provides that a vote to amend the corporation's certificate of incorporation requires the approval of a majority of the outstanding stock entitled to vote. The Company's Certificate of Incorporation and the Surviving Corporation's Articles of Incorporation each provide that the affirmative vote of the holders of at least 80% of the shares of such company's stock entitled to vote for the election of directors is required to amend the provision of the Company's Certificate of Incorporation or the Surviving Corporation's Articles of Incorporation (as applicable) relating to the removal of directors and the super-majority voting requirements relating to mergers, consolidation or other corporate transactions discussed above and the provisions establishing the foregoing super-majority voting requirement for the amendment of the Company's Certificate of Incorporation or the Surviving Corporation's Articles of Incorporation.


     AMENDMENTS TO BYLAWS. The FBCA provides that the shareholders, as well as the directors, may amend the bylaws, unless such power is reserved to the shareholders by the articles of incorporation or by specific action of the shareholders. The DGCL provides that the stockholders and, if provided in the certificate of incorporation, the Board of Directors, are entitled to amend the bylaws. The Surviving Corporation's Articles of Incorporation will permit the Board of Directors to amend the bylaws, as is currently permitted under the Company's Certificate of Incorporation. However, the Company's Certificate of Incorporation and the Surviving Corporation's Articles of Incorporation each provide that the affirmative vote of the holders of at least 80% of the shares of such company's stock entitled to vote for the election of directors is required to amend the provisions of such company's bylaws relating to the number, quorum, term, vacancies and removal of members of the Board of Directors.


     LIABILITY OF DIRECTORS. Under the FBCA, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless the director breached or failed to perform his duties as a director and such breach or failure constitutes: (a) a violation of criminal law unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, (c) a circumstance resulting in an unlawful distribution, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interests of the corporation or willful misconduct, or (e) in a proceeding by or in the right of one other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.


     The DGCL permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, including conduct which could be characterized as negligence or gross negligence. The DGCL expressly provides, however, that the liability for (a) breaches of the director's duty of loyalty, (b) acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, (c) an unlawful distribution, or (d) the receipt of improper personal benefits cannot be eliminated or limited in this manner. The DGCL further provides that no such provision will eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. The Company's Certificate of Incorporation includes a provision eliminating director liability for monetary damages for breaches of fiduciary duty to the extent permitted by the DGCL.


     INDEMNIFICATION. Under both the FBCA and the DGCL, a corporation may generally indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of any proceedings (other than derivative actions), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in derivative actions, except that indemnification may be made only for (a) expenses (including attorneys' fees) and certain amounts paid in settlement and (b) in the event the person seeking indemnification has been adjudicated liable, amounts deemed proper, fair and reasonable by the appropriate court upon application thereto. The FBCA and the DGCL each provide that to the extent that such persons have been successful in defense of any proceeding, they must be indemnified by the corporation against expenses actually and reasonably incurred in connection therewith. The FBCA also provides that, unless a corporation's articles of incorporation provide otherwise, if a corporation does not so indemnify such persons, they may seek, and a court may order, indemnification under certain circumstances even if the board of directors or shareholders of the corporation have determined that the persons are not entitled to indemnification.


     The Bylaws of the Company and the Bylaws of the Surviving Corporation each provide that directors and officers and former directors and officers will be indemnified to the fullest extent permitted by the DGCL or the FBCA, as the case may be.

     SHAREHOLDER INSPECTION OF BOOKS AND RECORDS. Under the FBCA a shareholder is entitled to inspect and copy the articles of incorporation, bylaws, certain board and shareholder resolutions, certain written communications to shareholders, a list of the names and business addresses of the corporation's directors and officers, and the corporation's most recent annual report during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation. In addition, a shareholder of a Florida corporation is entitled to inspect and copy other books and records of the corporation during regular business hours if the shareholder gives at least five business days' prior written notice to the corporation and (a) the shareholder's demand is made in good faith and for a proper purpose, (b) the demand describes with particularity its purpose and the records to be inspected or copied and (c) the requested records are directly connected with such purpose. The FBCA also provides that a corporation may deny any demand for inspection if the demand was made for an improper purpose or if the demanding shareholder has, within two years preceding such demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purpose or has improperly used any information secured through any prior examination of the records of the corporation or any other corporation.

     The provisions of the DGCL governing the inspection and copying of a corporation's books and records are generally less restrictive than those of the FBCA. Specifically, the DGCL permits any stockholder the right, during usual business hours, to inspect and copy the corporation's stock ledger, stockholders list and other books and records for any proper purpose upon written demand under oath stating the purpose thereof.


     TREASURY STOCK. A Delaware corporation may reacquire its own issued and outstanding capital stock, and such capital stock is deemed treasury stock which is issued but not outstanding. A Florida corporation may also reacquire its own issued and outstanding capital stock. Under the FBCA, however, all capital stock reacquired by a Florida corporation is automatically returned to the status of authorized but not issued or outstanding, and is not deemed treasury stock.


POSSIBLE DISADVANTAGES OF A CHANGE IN DOMICILE


     Despite the belief of the Board of Directors that the proposed merger and change in domicile is in the best interests of the Company and its stockholders, stockholders should be aware that Florida corporation law is not as well developed as Delaware corporation law. The State of Delaware has long been the leader in adopting, construing and implementing comprehensive, flexible corporation laws that are conducive to the operational needs of corporations domiciled in that state. The corporation law of Delaware also is widely regarded as the most extensive and well-defined body of corporate law in the United States. Both the legislature and the courts of Delaware have demonstrated an ability and a willingness to act quickly and effectively to meet changing business needs. The Delaware judiciary has acquired considerable expertise in dealing with complex corporate issues and has repeatedly shown its willingness to accelerate the resolution of such complex corporate legal issues within the very limited time available to meet the needs of parties engaged in corporate litigation. It is anticipated that the DGCL will continue to be interpreted and construed in significant court decisions, thereby lending predictability to corporate legal affairs.


     Florida corporate law, by contrast, is not as well developed and many of the provisions of the FBCA have not yet received as extensive scrutiny and interpretation as the DGCL. However, Florida courts often rely on Delaware decisions to establish their own corporate doctrines, although Delaware decisions are not binding on Florida courts.


TAX CONSEQUENCES OF THE MERGER


     The merger and resulting reincorporation of the Company from Delaware to Florida will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended. Accordingly, for federal income tax purposes, no gain or loss will be recognized by stockholders upon the conversion of the Company's Common Stock into the Surviving Corporation's Common Stock. Each stockholder whose shares are converted from the Company's Common Stock into the Surviving Corporation's Common Stock will have the same basis in his or her Common Stock of the Surviving Corporation as he or she had in his or her Common Stock of the Company immediately prior to the effective date of the merger and his or her holding period of the Surviving Corporation's Common Stock will include the period during which he or she held the corresponding shares of the Company's Common Stock, provided such corresponding shares of the Company's Common Stock were held as a capital asset on the effective date of the merger.


     No gain or loss will be recognized by the Company or by the Surviving Corporation as a result of the merger and reincorporation, and the Surviving Corporation generally will succeed, without adjustment, to the tax attributes of the Company. Because the Company is based in Florida, it already is qualified to transact business in Florida and pays Florida corporate income tax. Changing the state of incorporation of the Company will not affect the amount of corporate income and other taxes payable, other than eliminating liability for the Delaware franchise tax.


     NO INFORMATION IS PROVIDED IN THIS PROXY STATEMENT REGARDING THE TAX CONSEQUENCES, IF ANY, UNDER APPLICABLE STATE, LOCAL OR FOREIGN LAWS,

AND EACH STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER PERSONAL ATTORNEY OR TAX ADVISOR AS TO THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE PROPOSED REINCORPORATION IN VIEW OF THE STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES.



STOCKHOLDER APPRAISAL RIGHTS


     Section 262 of the DGCL provides that any stockholder of a Delaware corporation who satisfies the requirements of the section and files with the corporation a written demand for appraisal of his or her shares prior to the taking of a vote on a proposed merger and who does not vote in favor of the proposed merger is entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her shares of common stock. Section 262, however, excepts from appraisal rights shares of any class or series of stock that were listed on the New York Stock Exchange at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger. Because the Company's Common Stock was so listed, stockholders will not be entitled to appraisal rights under Section 262.


VOTE REQUIRED


     The Plan and Agreement of Merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.


EFFECTIVE DATE


     The merger will become effective as soon as practicable after stockholder approval is obtained and all other conditions to the merger are satisfied. The merger may be abandoned at any time prior to its effectiveness if the Board of Directors determines, in its discretion, that consummation of the merger is no longer advisable.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the beneficial ownership as of March 20, 1998 of Common Stock by (a) each person known to the Company to beneficially own more than 5% thereof, (b) each director of the Company and each Named Executive Officer (as defined under the caption "Executive Compensation" below), and (c) all executive officers and directors of the Company as a group. Unless otherwise indicated, each named stockholder has sole voting and investment power with respect to the shares beneficially owned by the stockholder.

                                                                 PERCENT OF
                                               AMOUNT OF        COMMON STOCK
NAME                                         COMMON STOCK       OUTSTANDING
----                                         ------------       ------------
Eliot C. Abbott .......................           15,250(1)           *
Joel-Tomas Citron .....................                0             --
Edwin D. Johnson ......................           26,884(1)           *
Arthur B. Laffer ......................          120,000(1)           *
Jorge Mas .............................        6,169,985(2)          22%
Ismael Perera .........................           78,633(1)           *
Ubiratan Simoes Rezende ...............                0              *
Jose S. Sorzano .......................           12,000(1)           *
Carlos A. Valdes ......................           63,257(1)           *
Jorge L. Mas Canosa
Holding I Limited Partnership .........        7,675,000(3)          28%
All executive officers and directors
 as a group (10 persons) ..............        6,515,337(1)          24%

----------------
(1) The amounts shown include shares covered by options exercisable within 60 days of March 20, 1998 as follows: Eliot C. Abbott, 15,250 shares; Edwin
    D. Johnson, 7,500 shares; Arthur B. Laffer, 30,000 shares; Ismael Perera, 46,600 shares; Jose S. Sorzano, 12,000 shares; and Carlos A. Valdes, 27,830 shares.
(2) Includes 5,587,381 shares owned of record by Jorge Mas Holding I Limited Partnership, a Texas limited partnership ("Jorge Mas Holdings"), 388,447 shares owned of record by the Mas Family Foundation, a Florida not-for-profit corporation (the "Family Foundation" ), 94,000 shares covered by options exercisable within 60 days of March 20, 1998, and 100,157 shares owned of record individually. The sole general partner of Jorge Mas Holdings is Jorge Mas Holdings Corporation, a Texas corporation that is wholly-owned by Mr. Mas. Mr. Mas disclaims beneficial ownership of the shares owned by the Family Foundation.
(3) The sole general partner of Jorge L. Mas Canosa Holding I Limited Partnership, is Jorge L. Mas Holdings Corporation, a Texas corporation that is wholly-owned by the estate of Jorge L. Mas. Jorge Mas is the sole officer and director of Jorge L. Mas Canosa Holdings Corporation and is the executor of the estate of Jorge L. Mas. Mr. Mas disclaims beneficial ownership of the shares owned by the partnership.
 *  Less than 1%


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934


     Based solely upon a review of the copies of the forms furnished to the Company, the Company believes that, during the year ended December 31, 1997, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its officers, directors and greater than 10% beneficial owners were complied with on a timely basis, except that Mr. Mas filed a Report on Form 4 on September 3, 1997 which reported the grant of 15,814 shares of Common Stock in March 1997, Mr. Perera filed a Report on Form 4 on September 3, 1997 which reported the grant of 2,057 shares of Common Stock in March 1997, Mr. Valdes filed a Report on Form 4 on September 3, 1997 which reported the grant of 634 shares of Common Stock in March 1997, Mr. Johnson filed a Report on Form 4 on September 3, 1997 which reported the grant of 634 shares of Common Stock in March 1997, Jose M. Sariego, the Company's Senior Vice President and General Counsel, filed a Report on Form 4 on

September 3, 1997 which reported the grant of 475 shares of Common Stock in March 1997, and Mr. Rezende filed a Report on Form 4 on September 3, 1997 which reported the grant of 475 shares of Common Stock in March 1997. Additionally, each of Messrs. Mas, Perera, Johnson, Rezende, Valdes and Sariego filed a Report on Form 4 on April 9, 1998 which reported the repricing of their 1997 options in December 1997. See "Executive Compensation--Ten Year Option Repricings" and "Compensation Committee Report on Executive Compensation."


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors is responsible for establishing and administering the policies for the Company's compensation program and for approving the compensation levels of the executive officers of the Company, including its Chief Executive Officer. The Compensation Committee also reviews with the Chief Executive Officer guidelines for salaries and aggregate bonus awards applicable to the Company's employees other than its executive officers. During 1997, the Compensation Committee was composed of Arthur B. Laffer and Jose S. Sorzano, both of whom are non-employee directors of the Company and "disinterested directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986.


STATEMENT OF PHILOSOPHY OF EXECUTIVE COMPENSATION


     The compensation program of the Company is designed to (a) provide base compensation reasonably comparable to that offered by other leading companies to their executive officers so as to attract and retain talented executives,
(b) motivate executive officers to achieve the strategic goals set by the Company by linking an officer's incentive compensation to the performance of the Company and applicable business units, as well as to individual performance, and (c) align the interests of its executives with the long-term interests of the Company's stockholders through the award of stock options and other stock-related programs. To implement this philosophy, the Company offers its executive officers compensation packages that include a mix of salary, incentive bonus awards, and stock options. Incentive bonus awards for all of the Company's senior executives the past two years have been partly or entirely in the form of Company Common Stock.


     In determining the level and form of executive compensation to be paid or awarded, the Compensation Committee relies primarily on an assessment of the Company's overall performance in light of its strategic objectives rather than on any single quantitative or qualitative measure of performance. The Compensation Committee considered the following factors in establishing 1997 compensation:


   (a) A substantial increase in revenue and income from continuing operations in comparison to prior years.


   (b) The continued strengthening and expansion of the Company's core telecommunications and other utilities construction business into new and existing markets and with new and existing customers.


   (c) The continued diversification of the Company's core business through strategic acquisitions and investments.


   (d) The continued divestiture of non-core assets to concentrate resources on the Company's core business.


SALARY AND INCENTIVE BONUS


     The base salary of executive officers is determined initially by analyzing and evaluating the responsibilities of the position and comparing the proposed base salary with that of officers in comparable positions in other companies. For 1997 performance, the Compensation Committee did not increase the base salary of any of the executive officers of the Company.


     In addition to paying a base salary, the Company awards incentive bonuses as a component of overall compensation. Bonus awards are made after considering the performance of the executive officer's area of responsibility or the operating unit under his control, if any, and the financial performance of the Company. The Compensation Committee in 1998 recommended the award of bonuses to certain of the Company's executive officers, including the Named Executive Officers, for 1997 performance. All of the bonuses were paid in Company Common Stock.


STOCK INCENTIVE PLAN


     Long-term incentive compensation for executives consists of stock-based awards made under the Company's Stock Incentive Plan. The Stock Incentive Plan provides for the granting of options to purchase Common Stock to key employees at exercise prices equal to the fair market value on the date of grant. The Compensation Committee believes that the use of stock options reinforces the Compensation Committee's philosophy that management compensation should be clearly linked to stockholder value. The Compensation Committee awards options to key employees, including executive officers, based on current performance, anticipated future contribution based on such performance, and ability to materially impact the Company's financial results. In 1997, the Compensation Committee granted stock options under the Stock Incentive Plan to the Company's executive officers, including the Named Executive Officers.


CEO COMPENSATION


     In setting the incentive compensation for Jorge Mas, the Company's Chairman, President and Chief Executive Officer, the Compensation Committee reviewed the Company's financial performance in 1997 with respect to revenue, income from continuing operations and income per share compared to the performance of other companies in its industry and the Company's prior performance, as well as the other factors described above. Based on its review of this information, the Compensation Committee decided not to recommend an increase in salary for Mr. Mas but awarded an incentive bonus of 10,000 shares of Company Common Stock for 1997 performance. The Compensation Committee also awarded Mr. Mas stock options to purchase 100,000 shares of Common Stock for 1997 performance to further link his compensation to the performance of the Common Stock of the Company.


REPRICING OF 1997 OPTIONS


     Because the market value of the Company's Common Stock in 1997 fell significantly below the exercise price of options granted during the year, the Compensation Committee believed that the value of the options granted in 1997 as a means of motivating and retaining key employees had been significantly diminished. As a result, on December 29, 1997, the Compensation Committee approved (a) the amendment of all options to purchase Common Stock granted in 1997 (the "1997 Options") from incentive stock options under the Internal Revenue Code of 1986 to non-qualified stock options and (b) the repricing of the 1997 Options to an exercise price of $21.0938 per share, the then fair market value of the Common Stock. Other than the repricing and the change from incentive stock option to non-qualified stock option, the terms of all of the repriced 1997 Options remain the same as before the repricing, including the term and vesting schedule. In the aggregate, options to purchase 305,975 shares with exercise prices ranging from $28.19 to $48.20 were repriced, of which options to purchase an aggregate of 133,000 shares belonging to the Named Executive Officers were repriced.

                            EXECUTIVE COMPENSATION


SUMMARY COMPENSATION TABLE


     The following table summarizes all compensation awarded to, earned by or paid to (a) Jorge Mas, the Company's Chief Executive Officer, (b) Mr. Jorge L. Mas, the Chairman of the Board of the Company until November 1997, and (c) the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (together, the "Named Executive Officers") for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1997, 1996, and 1995.

                                   ANNUAL COMPENSATION                                LONG TERM COMPENSATION
                          --------------------------------------                   ----------------------------
                                                                                              AWARDS
                                                                                   ----------------------------
                                                                                    RESTRICTED     SECURITIES
                                                                       OTHER           STOCK       UNDERLYING     ALL OTHER
NAME AND                                     SALARY      BONUS         ANNUAL         AWARDS        OPTIONS      COMPENSATION
PRINCIPAL POSITION             YEAR           ($)       ($)(2)    COMPENSATION(3)       ($)          (#)(4)         ($)(9)
------------------        -------------   ----------- ---------- ----------------- ------------ --------------- -------------
Jorge L. Mas,                  1997        $275,000    $     --         $--          $     --     $      --            --
Chairman of the Board          1996         293,000     675,000          --           500,000            --            --
(until November 1997)          1995         311,000          --          --                --            --            --
Jorge Mas, Chairman of         1997         325,000     234,100          --                --       100,000         6,000
the Board of Directors,        1996         325,000     675,000          --           500,000        50,000(5)      3,500
Chief Executive Officer        1995         322,000          --          --                --        75,000(6)         --
and President
Ismael Perera,                 1997         180,000     187,280          --                --        15,000           721
Senior Vice President-         1996         150,000     160,000          --            65,000        20,000(5)        392
Operations                     1995         144,000      30,000          --                --        15,000(6)         --
Edwin D. Johnson,              1997         150,000     152,165          --                --        15,000           966
Senior Vice President-         1996         109,336      70,000          --            20,000        37,500(7)        490
Chief Financial Officer        1995(1)           --          --          --                --            --            --
Ubiratan Simoes                1997         108,227     163,870          --                --        40,000(8)         --
Rezende, Senior Vice           1996         140,000      40,000          --                --        15,000            --
President-International        1995(1)           --          --          --                --            --            --
Operations
Carlos A. Valdes,              1997         150,000     152,165          --                --        15,000         1,005
Senior Vice President-         1996         130,000      50,000          --            20,000         8,000(5)        490
Corporate Development          1995         124,000      10,000          --                --            --            --

----------------
(1) Mr. Johnson and Mr. Rezende were hired in March 1996 as the Senior Vice President-Chief Financial Officer and Senior Vice President-International Operations, respectively. They were not employed by the Company in 1995.
(2) All of the bonuses awarded in 1997 were paid in Company Common Stock.
(3) The Named Executive Officers also received certain perquisites and personal benefits that did not exceed applicable reporting thresholds.
(4) The exercise prices for all options granted to the Named Executive Officers in 1997 were repriced on December 29, 1997. See "Executive Compensation--Ten Year Option Repricings" and "Compensation Committee Report on Executive Compensation."
(5) Reflects options actually granted in March 1997 for 1996 performance.
(6) Reflects options actually granted in 1996 for 1995 performance.
(7) Includes options to purchase 15,000 shares of the Company's Common Stock granted in March 1997 for 1996 performance.
(8) Does not include options to purchase 15,000 and 10,000 shares of the Company's Common Stock (25,000 shares in the aggregate) issued to Mr. Rezende on March 17, 1997 and May 20, 1997, respectively, with exercise prices of $31.63 and $28.19 per share, respectively, which were cancelled and replaced (together with options to purchase 13,900 shares of Common Stock granted in 1996 at an exercise price of $21.25 per share) with options to purchase 40,000 shares.
(9) Represents premiums paid by the Company for term life insurance on the lives of the Named Executive Officers.

OPTION GRANTS


     The following table provides information with respect to stock options to purchase Common Stock granted to the Named Executive Officers during the year ended December 31, 1997 pursuant to the Company's 1994 Stock Incentive Plan:

                                                          INDIVIDUAL GRANTS
                                    -------------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                       NUMBER OF        PERCENT OF                                    AT ASSUMED ANNUAL RATES
                                        SHARES         TOTAL OPTIONS                                OF STOCK PRICE APPRECIATION
                                      UNDERLYING        GRANTED TO        EXERCISE                      FOR OPTION TERM(3)
                                        OPTIONS        EMPLOYEES IN        PRICE       EXPIRATION   ---------------------------
NAME                                    GRANTED       FISCAL YEAR(1)     ($/SH)(2)        DATE           5%             10%
----                                --------------   ----------------   -----------   -----------   ------------   ------------
Jorge L. Mas ....................            0                0%          $    --            --     $      --      $      --
Jorge Mas .......................       50,000              5.7%             21.09      3/17/07     1,602,444      3,176,352
                                         4,704(4)           0.5%             23.20     12/29/07        52,881        149,351
                                        95,260             10.9%             21.09     12/29/07     1,263,690      3,202,446
Ismael Perera ...................       20,000              2.3%             21.09      3/17/07       640,978      1,270,541
                                        15,000              1.7%             21.09     12/29/07       198,985        504,269
Edwin D. Johnson ................       15,000              1.7%             21.09      3/17/07       480,733        952,905
                                        15,000              1.7%             21.09     12/29/07       198,985        504,269
Ubiratan Simoes Rezende .........       40,000(5)           4.6%             21.09     12/29/07       530,628      1,344,718
Carlos A. Valdes ................        8,000              0.9%             21.09      3/17/07       256,391        508,216
                                        15,000              1.7%             21.09     12/29/07       199,345        504,269

----------------
(1) Based on options to purchase an aggregate of 874,725 shares of Common Stock granted to employees during 1997.
(2) Except as otherwise indicated, all options were granted at an exercise price equal to fair market value based on the mean between the high and low sales prices of the Company's Common Stock on the date of grant. The exercise prices for certain of these options were repriced on December 29, 1997. See "Executive Compensation--Ten Year Option Repricings" and "Compensation Committee Report on Executive Compensation."
(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's
    Common Stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved or may be exceeded.
(4) Incentive stock option grant with an exercise price of $23.20, which was 110% of the fair market value of the Common Stock on the date of grant.
(5) Does not include options to purchase 15,000 and 10,000 shares of the Company's Common Stock (25,000 shares in the aggregate) issued to Mr. Rezende on March 17, 1997 and May 20, 1997, respectively, with exercise prices of $31.63 and $28.19 per share, respectively, which were cancelled and replaced (together with options to purchase 13,900 shares of Common Stock granted in 1996 at an exercise price of $21.25 per share) with the options to purchase 40,000 shares set forth above.

AGGREGATE OPTION EXERCISES AND YEAR-END OPTION VALUES


     The following table sets forth information with respect to each exercise of stock options during the fiscal year ended December 31, 1997 by the Named Executive Officers and the value at December 31, 1997 of unexercised stock options held by the Named Executive Officers.



                                                                      NUMBER OF SHARES
                                                                   UNDERLYING UNEXERCISED
                                      SHARES                   OPTIONS AT DECEMBER 31, 1997(1)
                                   ACQUIRED ON      VALUE    -----------------------------------
NAME                               EXERCISE(#)   REALIZED($)  EXERCISABLE(#)   UNEXERCISABLE(#)
----                              ------------- ------------ ---------------- ------------------
Jorge L. Mas ....................          0     $       0             0                  0
Jorge Mas .......................          0             0        51,000            264,000
Ismael Perera ...................      3,900        65,887        27,600             95,000
Edwin D. Johnson ................      4,500        76,312             0             48,000
Ubiratan Simoes Rezende .........      1,100        26,813        40,000                  0
Carlos A. Valdes ................     12,000       444,480        24,000             71,000



                                         VALUE OF UNEXERCISED
                                         IN-THE-MONEY OPTIONS
                                       AT DECEMBER 31, 1997(2)
                                  ----------------------------------
NAME                               EXERCISABLE($)   UNEXERCISABLE($)
--------------------------------- ---------------- -----------------
Jorge L. Mas ....................     $       0       $         0
Jorge Mas .......................       713,993         1,899,063
Ismael Perera ...................       355,858           795,321
Edwin D. Johnson ................             0           331,685
Ubiratan Simoes Rezende .........        71,248                 0
Carlos A. Valdes ................       356,740           754,447

----------------
(1) Option amounts have been adjusted for a three-for-two stock split effected on February 28, 1997.
(2) Market value of shares underlying in-the-money options at December 31, 1997 based on the product of $22.875 per share, the closing price of the Company's Common Stock on the New York Stock Exchange on December 31 1997, less the exercise price of each option times the number of in-the-money options as of that date.


     The following sets forth certain information concerning the repricing, replacement or cancellation and regrant of options, within the last 10 fiscal years, of options held by executive officers of the Company.


                          TEN-YEAR OPTION REPRICINGS



                                                                    MARKET PRICE                                   LENGTH OF
                                                   NUMBER OF        OF STOCK AT    EXERCISE PRICE      NEW       ORIGINAL TERM
                                    DATE OF    SHARES UNDERLYING      TIME OF        AT TIME OF     EXERCISE   REMAINING AT DATE
NAME                               REPRICING    OPTIONS REPRICED   REPRICING ($)    REPRICING ($)   PRICE($)     OF REPRICING
----                              ----------- ------------------- --------------- ---------------- ---------- ------------------
Jorge Mas .......................  12/29/97         50,000           $  21.09         $  31.63      $  21.09      9.25 years
Ismael Perera ...................  12/29/97         20,000              21.09            31.63         21.09      9.25 years
Edwin D. Johnson ................  12/29/97         15,000              21.09            31.63         21.09      9.25 years
Ubiratan Simoes Rezende .........  12/29/97         15,000              21.09            31.63         21.09      9.25 years
                                   12/29/97         10,000              21.09            28.19         21.09      9.25 years
                                   12/29/97         13,900              21.09            21.25         21.09      8.50 years
Carlos A. Valdes ................  12/29/97          8,000              21.09            31.63         21.09      9.25 years
Jose M. Sariego .................  12/29/97          8,000              21.09            31.63         21.09      9.25 years

PERFORMANCE GRAPH


     The following graph compares the cumulative total stockholder return on the Company's Common Stock from December 31, 1992 through December 31, 1997 with the cumulative total return of the S & P 500 Stock Index and a Company-constructed index of two peer companies consisting of Dycom Industries, Inc. and MYR Group, Inc. (the "Peer Index"). The graph assumes that the value of the investment in the Common Stock was $100 on December 31, 1992 and that all dividends were reinvested. This data is not necessarily indicative of future results.

              12/31/92  12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
              --------  --------  --------  --------  --------  --------
MasTec, Inc.    $100      $215      $374      $483     $1,815    $1,149
Peer Index      $100      $ 75      $ 64      $111     $  169    $  313
S&P 500         $100      $107      $105      $141     $  174    $  215

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In 1994, Church & Tower, Inc. and Church & Tower of Florida, Inc. provided Messrs. Jorge L. Mas, Chairman of the Board and President of Church & Tower of Florida, Inc., Jorge Mas, President and Chief Executive Officer of Church & Tower, Inc., and Juan Carlos Mas and Jose Ramon Mas, each a shareholder of Church & Tower, Inc. and a son of Jorge L. Mas, with a loan of $2,000,000, $1,280,000, $158,000 and $132,000, respectively, bearing interest at prime plus 2% (10.50% at December 31, 1997) with interest due annually and principal due on December 31, 1997. The loans were made to assist these individuals in meeting their estimated federal income tax obligations related to the 1993 S corporation earnings of Church & Tower, Inc. and Church & Tower of Florida, Inc. As of December 31, 1997, the estate of Jorge L. Mas, Jorge Mas, Juan Carlos Mas and Jose Ramon Mas remained indebted to the Company for $500,000, $400,000, $58,000 and $32,000, respectively, plus accrued interest.


     The Company purchases and leases construction equipment from a company controlled by Jorge Mas. The Company also makes available certain office space and the part-time services of certain employees to affiliates. The Company believes the value of these transactions is not material.



                             SELECTION OF AUDITORS


     Coopers & Lybrand L.L.P. was appointed by the Board of Directors of the Company to audit the Company's financial statements for 1998. Coopers & Lybrand L.L.P. has acted as independent public accountants for the Company since 1995. Representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                                 MISCELLANEOUS


     A list of the Company's stockholders as of March 20, 1998, the record date for the Annual Meeting, will be available for inspection at the offices of the Company, 3155 N.W. 77th Street, Miami, Florida, during normal business hours during the ten-day period prior to the Annual Meeting.


     Solicitation of proxies will be made initially by mail. The Company's directors, officers and employees also may solicit proxies in person or by telephone without additional compensation. In addition, proxies may be solicited by certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who will mail material to or otherwise communicate with the beneficial owners of shares of the Company's Common Stock. In addition, Corporate Investor Communications, Inc. has been engaged by the Company to act as proxy solicitors and will be paid $4,000 for their services. The cost of this solicitation will be borne by the Company.


     Any proposal of an eligible stockholder intended to be presented at the next annual meeting of stockholders of the Company must be received by the Company by January 14, 1999 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that annual meeting.


     The Board of Directors does not intend to present and knows of no others who intend to present at the Annual Meeting any matter or business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders. If other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote any proxies on such matters in accordance with their judgment.


     The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 is being mailed with this Proxy Statement to stockholders of record on March 20, 1998.


                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ NANCY J. DAMON
                                            ----------------------------------
                                            Nancy J. Damon
                                            Corporate Secretary


Miami, Florida
April 14, 1998

                                  APPENDIX A


                         PLAN AND AGREEMENT OF MERGER


     THIS PLAN AND AGREEMENT OF MERGER, dated      , 1998 (the "Agreement"), is
entered into between MASTEC REINCORPORATION, INC., a Florida corporation ("FLORIDA"), and MASTEC, INC., a Delaware corporation ("MasTec").


                                    RECITALS


     A. MasTec has an aggregate authorized capital of 105 million shares, consisting of 100 million shares of Common Stock, par value $0.10 per share (the "MasTec Common Stock"), and 5 million shares of preferred stock, par value $1.00 per share (the "MasTec Preferred Stock"). As of March 20, 1998, there were 27,736,542 shares of MasTec Common Stock and no shares of MasTec Preferred Stock issued and outstanding.


     B. FLORIDA has an aggregate authorized capital stock of 105 million shares, consisting of 100 million shares of Common Stock, par value $0.10 per share (the "FLORIDA Common Stock"), and 5 million shares of preferred stock, par value $1.00 per share (the "FLORIDA Preferred Stock"). As of the date hereof, there were 100 shares of FLORIDA Common Stock and no shares of FLORIDA Preferred Stock issued and outstanding.


     C. The respective Boards of Directors of FLORIDA and MasTec believe that the best interests of FLORIDA and MasTec and their respective stockholders will be served by the merger of MasTec with FLORIDA under and pursuant to the provisions of this Agreement and the Delaware General Corporation Law and the Florida General Corporation Act.


                                   AGREEMENT


     In consideration of the Recitals and of the mutual agreements contained in this Agreement, the parties hereto agree as set forth below.


     1. MERGER. MasTec shall be merged with and into FLORIDA (the "Merger").


     2. EFFECTIVE DATE. The Merger shall become effective immediately upon the later of the filing of this Agreement or a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware General Corporation Law and the filing of articles of merger with the Secretary of State of Florida in accordance with the Florida General Corporation Act. The time of such effectiveness is hereinafter called the "Effective Date."


     3. SURVIVING CORPORATION. FLORIDA shall be the surviving corporation of the Merger and shall continue to be governed by the laws of the State of Florida. On the Effective Date, the separate corporate existence of MasTec shall cease.


     4. NAME OF SURVIVING CORPORATION. On the Effective Date, the Articles of Incorporation of FLORIDA shall be amended to change the name of FLORIDA to "MasTec, Inc."


     5. ARTICLES OF INCORPORATION. Except as provided in Section 4, the Articles of Incorporation of FLORIDA as it exists on the Effective Date shall be the Articles of Incorporation of FLORIDA following the Effective Date, unless and until the same shall thereafter be amended or repealed in accordance with the laws of the State of Florida.


     6. BYLAWS. The Bylaws of FLORIDA as they exist on the Effective Date shall be the Bylaws of FLORIDA following the Effective Date, unless and until the same shall be amended or repealed in accordance with the provisions thereof and the laws of the State of Florida.

     7. BOARD OF DIRECTORS AND OFFICERS. The members of the Board of Directors and the officers of MasTec immediately prior to the Effective Date shall be the members of the Board of Directors and the officers, respectively, of FLORIDA following the Effective Date, and such persons shall serve in such offices for the terms provided by law or in the Bylaws, or until their respective successors are elected and qualified.


     8. RETIREMENT OF OUTSTANDING FLORIDA STOCK. Forthwith upon the Effective Date, each of the 100 shares of the FLORIDA Common Stock presently issued and outstanding shall be retired, and no shares of FLORIDA Common stock or other securities of FLORIDA shall be issued in respect thereof.


     9. CONVERSION OF OUTSTANDING MASTEC STOCK. Forthwith upon the Effective Date, each issued and outstanding share of MasTec Common Stock and all rights in respect thereof shall be converted into one fully-paid and nonassessable share of FLORIDA Common Stock, and each certificate representing shares of MasTec Common Stock shall for all purposes be deemed to evidence the ownership of the same number of shares of FLORIDA Common Stock as are set forth in such certificate. After the Effective Date, each holder of an outstanding certificate representing shares of MasTec Common Stock may, at such shareholder's option, surrender the same to FLORIDA's registrar and transfer agent for cancellation, and each such holder shall be entitled to receive in exchange therefor a certificate(s) evidencing the ownership of the same number of shares of FLORIDA Common Stock as are represented by the MasTec certificate(s) surrendered to FLORIDA's registrar and transfer agent.


     10. STOCK OPTIONS, WARRANTS AND CONVERTIBLE DEBT. Forthwith upon the Effective Date, each stock option, stock warrant, convertible debt instrument and other right to subscribe for or purchase shares of MasTec Common Stock shall be converted into a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase the same number of shares of FLORIDA Common Stock, and each certificate, agreement, note or other document representing such stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of MasTec Common Stock shall for all purposes be deemed to evidence the ownership of a stock option, stock warrant, convertible debt instrument or other right to subscribe for or purchase shares of FLORIDA Common Stock.


     11. RIGHTS AND LIABILITIES OF FLORIDA. At and after the Effective Date, and all in the manner of and as more fully set forth in Section 607.1106 of the Florida General Corporation Act and Section 259 of the Delaware General Corporation Law, the title to all real estate and other property, or any interest therein, owned by each of MasTec and FLORIDA shall be vested in FLORIDA without reversion or impairment; FLORIDA shall succeed to and possess, without further act or deed, all estates, rights, privileges, powers, and franchises, both public and private, and all of the property, real, personal and mixed, of each of MasTec and FLORIDA without reversion or impairment; FLORIDA shall thenceforth be responsible and liable for all the liabilities and obligations of each of MasTec and FLORIDA; any claim existing or action or proceeding pending by or against MasTec or FLORIDA may be continued as if the Merger did not occur or FLORIDA may be substituted for MasTec in the proceeding; neither the rights of creditors nor any liens upon the property of MasTec or FLORIDA shall be impaired by the Merger; and FLORIDA shall indemnify and hold harmless the officers and directors of each of the parties hereto against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.


     12. TERMINATION. This Agreement may be terminated and abandoned by action of the respective Boards of Directors of MasTec and FLORIDA at any time prior to the Effective Date, whether before or after approval by the stockholders of either or both of the parties hereto.


     13. AMENDMENT. The Boards of Directors of the parties hereto may amend this Agreement at any time prior to the Effective Date; provided that an amendment made subsequent to the approval of this Agreement by the stockholders of either of the parties hereto shall not: (a) change the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of all or any of the shares of the parties hereto, (b) change any term of the Articles of Incorporation of

FLORIDA, or (c) change any other terms or conditions of this Agreement if such change would adversely affect the holders of any capital stock of either party hereto.


     14. REGISTERED OFFICE. The registered office of FLORIDA in the State of Florida is located at 1201 Hays Street, Tallahassee, Florida, 32301-2607, and Corporation Services Company is the registered agent of FLORIDA at such address.


     15. INSPECTION OF AGREEMENT. Executed copies of this Agreement will be on file at the principal place of business of FLORIDA at 3155 N.W. 77th Avenue, Suite 135, Miami, Florida 33122-1205. A copy of this Agreement shall be furnished by FLORIDA, on request and without cost, to any stockholder of either MasTec or FLORIDA.


     16. GOVERNING LAW. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida.


     17. SERVICE OF PROCESS. On and after the Effective Date, FLORIDA agrees that it may be served with process in Delaware in any proceeding for enforcement of any obligation of MasTec or FLORIDA arising from the Merger.


     18. DESIGNATION OF DELAWARE SECRETARY OF STATE AS AGENT FOR SERVICE OF PROCESS. On and after the Effective Date, FLORIDA irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any suit or other proceeding to enforce the rights of any stockholders of MasTec or FLORIDA arising from the Merger. The Delaware Secretary of State is requested to mail a copy of any such process to FLORIDA at 3155 N.W. 77th Avenue, Suite 130, Miami, Florida 33122-1205, Attention: Legal Department.


     IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority duly granted by their respective Board of Directors, has caused this Plan and Agreement of Merger to be executed, respectively, by its President and attested by its Secretary.



ATTEST:                                 MASTEC REINCORPORATION, INC.,
                                        a Florida corporation



                                        By:
-------------------------------            ------------------------------------
Secretary




ATTEST:                                 MASTEC, INC.,
                                        a Delaware corporation



                                        By:
-------------------------------            ------------------------------------
Secretary

                                   APPENDIX B



                           ARTICLES OF INCORPORATION
                                      OF

                         MASTEC REINCORPORATION, INC.



                         ARTICLE I - NAME AND ADDRESS


     The name of this corporation is MasTec Reincorporation, Inc. (the "Corporation"). The address of the principal office and the mailing address of this Corporation is 3155 N.W. 77th Avenue, Miami, Florida 33122-1205.


                             ARTICLE II - PURPOSE


     This Corporation is organized for the purpose of transacting any and all lawful business for corporations organized under the Florida Business Corporation Act.


                          ARTICLE III - CAPITAL STOCK


     The aggregate number of shares which this Corporation shall have authority to issue is one hundred five million (105,000,000) shares, consisting of (a) one hundred million (100,000,000) shares of Common Stock, par value $0.10 per share (the "Common Stock"); and (b) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). The Board of Directors is authorized to issue shares of Preferred Stock in one or more series by adoption of amendments to these Articles of Incorporation, which may be effected without shareholder approval, setting forth the number of shares to be included in each such series and the designation, preferences, limitations and relative rights of the shares of each such series.


                   ARTICLE IV - REGISTERED OFFICE AND AGENT


     The street address of the registered office of this Corporation and the name of the registered agent of this Corporation at such office are:


                NAME                                    ADDRESS
                ----                                    -------
       Corporation Services Company                1201 Hays Street
                                               Tallahassee, Florida 32301-2607

                 ARTICLE V - SPECIAL MEETINGS OF SHAREHOLDERS


     The shareholders of this Corporation may only call a special meeting of shareholders if the holders of at least 25% all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to this Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.


               ARTICLE VI - APPROVAL OF MERGERS, CONSOLIDATIONS
                   AND CERTAIN OTHER CORPORATE TRANSACTIONS


     6.1 REQUISITE VOTE. Except as hereinafter set forth, the affirmative vote or consent of the holders of 80% of all shares of capital stock of the Corporation entitled to vote generally at an election of directors, considered for the purposes of this Article VI as one class, shall be required (i) for the adoption of any agreement for the merger or consolidation of the Corporation with or into any other corporation, or (ii) to authorize any sale or lease of all or any substantial part of the property and assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any property and assets (except property and assets having an aggregate fair market value of less than $1,000,000) of, any other corporation, person or other entity, if, in either case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of capital stock of the Corporation entitled to vote generally in elections of directors considered for the purposes of this Article VI as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the capital stock of the Corporation otherwise required by law or any agreement between the Corporation and any national securities exchange.


     6.2 BENEFICIAL OWNERSHIP. For the purposes of this Article VI, (i) any corporation, person or other entity shall be deemed to be the beneficial owner of any shares of capital stock of the Corporation (x) which it has the right to acquire pursuant to any agreement or arrangement, or upon exercise of conversion rights, warrants or options, or otherwise or (y) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (x) above), by any other corporation, person or entity with which it or its "affiliate" or "associate" (as defined below) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation, or which is its "affiliate" or "associate" as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, and
(ii) the outstanding shares of any class of stock of the Corporation shall include shares deemed owned through application of clauses (x) and (y) above but shall not include any other shares which may be issuable pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.


     6.3 DETERMINATION OF THE BOARD. The Board of Directors shall have the power and duty to determine for the purposes of this Article VI, on the basis of information known to the Corporation, whether (i) such other corporation, person or other entity beneficially owns more than 10% of the outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, (ii) a corporation, person or entity is an "affiliate" or "associate" (as defined above) of another, (iii) the property and assets being acquired by the Corporation, or any subsidiary thereof, have an aggregate fair market value of less than $1,000,000 and (iv) the memorandum of understanding referred to below is substantially consistent with the transaction covered thereby. Any such determination shall be conclusive and binding for the purposes of this Article VI.


     6.4 APPLICATION OF SECTION. The provisions of this Article VI shall not be applicable to (i) any merger or consolidation of the Corporation with or into any other corporation, or any sale or lease of all or any substantial part of the property and assets of the Corporation to, or any sale or lease to the Corporation or any subsidiary thereof in exchange for securities of the Corporation of any property and assets of, any corporation if the Board of Directors of the Corporation shall by resolution have approved a memorandum of understanding with such other corporation with respect to and substantially consistent with such transaction prior to the time that such other corporation shall have become a holder of more than 10% of the outstanding shares of stock of the Corporation entitled to vote in elections of directors or (ii) any merger or consolidation of the Corporation with, or any sale or lease to the Corporation or any subsidiary thereof of any of the property and assets of any corporation of which a majority of the outstanding shares of all classes of capital stock entitled to vote generally in elections of directors is owned of record or beneficially by the Corporation and/or any one or more of its subsidiaries.


                         ARTICLE VII - INDEMNIFICATION


     This Corporation shall indemnify any director or officer, or any former director or officer of this Corporation, to the fullest extent permitted by law.

                    ARTICLE VIII - AFFILIATED TRANSACTIONS


     For purposes of Section 607.0901 of the Florida Business Corporation Act pursuant to Section 607.0901(1)(h) thereof, the term "disinterested director" shall mean any member of the Board of Directors of the Corporation who was a member of the Board of Directors of MasTec, Inc., a Delaware corporation, immediately prior to the date these Articles of Incorporation are first filed with the Department of State of the State of Florida (other than any member of the Board who is the holder of 10% or more of the outstanding Common Stock of the Corporation) and any member of the Board of Directors of this Corporation who was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the disinterested directors then on the Board.


                       ARTICLE IX - REMOVAL OF DIRECTORS


     At a meeting of shareholders, any director or the entire Board of Directors may be removed solely with cause and provided the notice of the meeting states that one of the purposes of the meeting is the removal of the director. A director may be removed only if the number of votes cast to remove him constitutes at least a majority of the voting power of all of the shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class. For purposes of this Article IX, "cause" shall mean the failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct injurious to the Corporation.


                              ARTICLE X - BYLAWS


     The Bylaws of the Corporation may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board of Directors then in office or by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class; provided, however, that any proposal to amend, alter, change or repeal the provisions of Section 1 of Article II of the Bylaws of the Corporation shall require the affirmative vote of the holders of at least 80% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.


              ARTICLE XI - AMENDMENT OF ARTICLES OF INCORPORATION


     The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in these Articles of Incorporation in any manner permitted by law and all rights and powers conferred upon shareholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any proposal to amend, alter, change or repeal the provisions of Article VI,
Article IX and this Article XI shall require the affirmative vote of the holders of at least 80% of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.


                          ARTICLE XII - INCORPORATOR


     The name and address of the person filing these Articles of Incorporation are Steven D. Rubin, 150 West Flagler Street, Suite 2200, Miami, Florida 33130.



     IN WITNESS WHEREOF, the undersigned Incorporator has executed these
Articles of Incorporation on April   , 1998.


                                          -----------------------------
                                          Steven D. Rubin, Incorporator

                           ACCEPTANCE OF APPOINTMENT

                                      OF

                                REGISTERED AGENT


     I hereby accept the appointment as registered agent contained in the foregoing Articles of Incorporation and state that I am familiar with and accept the obligations of Section 607.0501 of the Florida Statutes.


                                           By:
                                             ----------------------------------
                                           Its Agent:__________________________
                                           As Registered Agent:________________

                                     PROXY
                 ANNUAL MEETING OF STOCKHOLDERS--MAY 14, 1998
                PROXY SOLICTED ON BEHALF OF BOARD OF DIRECTORS

     The undersigned stockholder of MasTec, Inc. (the "Company") hereby appoints Jorge Mas and Edwin D. Johnson, and each of them, the undersigned's proxies, with full power of subsitution, to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present at the Annual Meeting Stockholders to be held on Thursday, May 14, 1998 at 9:30 A.M. local time, at the offices of the Company, 3155 N.W. 77th Avenue, Miami, Florida and at any adjournments or postponements thereof, to the same extent and with the same power as if the undersigned was personally present at said meeting or such adjournments or postponements thereof and, without limiting the generality of the power hereby conferred, the proxy nominees named above and each of them are specifically directed to vote as indicated below.

     WHERE A CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES LISTED IN ITEM NO. 1 AND FOR THE ADOPTION OF THE PROPOSAL FOR THE REINCORPORATION OF THE COMPANY FROM DELAWARE TO FLORIDA AS SET FORTH IN ITEM NO. 2.

     If there are amendments or variations to the matters proposed at the meeting or at any adjournments or postponements thereof, or if any other business properly comes before the meeting, this proxy confers discretionary authority on the proxy nominees named herein and each of them to vote on such amendments, variations or other business.






                    (CONTINUED AND TO BE SIGNED ON REVERSE)

(1) Election of two Class III Directors.
    [ ] FOR each nominee listed (except as marked to the contrary)

    [ ] WITHHOLD AUTHORITY to vote for all nominees listed

                      ARTHUR B. LAFFER and JOSE S. SORZANO
________________________________________________________________________________

(Instructions: To withhold authority to vote for either nominee, write the nominee's name in the space provided above.)

(2) Proposal for the reincorporation of the Company from Delaware to Florida.

                        [ ] FOR [ ] AGAINST [ ] ABSTAIN

    The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders, Proxy Statement for the May 14, 1998 meeting and the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


                         Dated:__________________________________________, 1998

                         ______________________________________________________
                         Signature of Stockholder(s)

                         ______________________________________________________
                         Print Name(s) Here

                         (Please sign exactly as your name or names appear hereon. Full title of one signing in representative capacity should be clearly designated after signature. Names of all joint holders should be written even if signed by one only.)

                      PLEASE COMPLETE, DATE, SIGN AND MAIL
                      THIS PROXY IN THE ENVELOPE PROVIDED